ONE ARIZONA CENTER	Exhibit 5.1
400 EAST VAN BUREN STREET
SUITE 1900
PHOENIX, AZ 85004
602.382.6000 P
602.382.6070

May 7, 2021

USA Truck, Inc.

3200 Industrial Park Road

Van Buren, Arkansas 72956

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to USA Truck Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration and the proposed issuance and sale by the Company from time to time pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (each a “Prospectus Supplement”), together or separately, of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The shares of Common Stock are to be sold from time to time as set forth in the Registration Statement, the Prospectus and the Prospectus Supplements.  The shares of Common Stock are to be sold pursuant to a purchase agreement, underwriting agreement, subscription agreement, placement agent agreement or similar agreement in substantially the form to be filed under a Current Report on Form 8-K.

In rendering the opinions stated herein, we have examined and relied upon the following:

(A)	the Registration Statement;
(B)	the Prospectus;
(C)	copies of the governing charter documents of the Company, as certified by the Secretary of State of the State of Delaware as of a recent date;
(D)	a copy of the bylaws of the Company, as certified by an officer of the Company;
(E)	a specimen certificate representing the Common Stock;
(F)	a copy of the resolutions of the Board of Directors of the Company, relating to the registration of the Common Stock and related matters, as certified by an officer of the Company; and
(G)	such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) at the time the shares of Common Stock are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments), will be effective under the Act and will comply with all applicable laws; (v) at the Relevant Time, a Prospectus Supplement will have been prepared and filed with the Commission describing the shares of Common Stock offered thereby and all related documentation and will comply with all applicable laws; (vi) that the shares of Common Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the applicable Prospectus Supplement; (vii) that a definitive purchase agreement, underwriting agreement, subscription agreement, placement agent agreement or similar agreement with respect to any shares of Common Stock offered will have been duly

USA Truck, Inc.

May 7, 2021

authorized and validly executed and delivered by the Company and the other parties thereto; (viii) that there will be sufficient shares of Common Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance; and (ix) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied, without independent investigation or inquiry, on representations and statements of the officers and other representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when both (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and (b) certificates representing the shares of the Common Stock have been duly executed, countersigned, registered and delivered or, if issued in book entry form, an appropriate account statement evidencing shares of Common Stock credited to the purchaser’s account maintained with the Company’s transfer agent for Common Stock has been issued by said transfer agent in accordance with the applicable definitive purchase agreement, underwriting agreement, subscription agreement, placement agent agreement or similar agreement approved by the Board upon payment of the consideration therefor provided for therein (not less than the par value of the Common Stock), then the shares of Common Stock will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

You have informed us that the shares of Common Stock may be issued and/or sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws referred to above as in effect on the date hereof.  We understand that prior to the issuance or sale of the shares of Common Stock pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof and (ii) you will afford us an opportunity to (y) review the operative documents pursuant to which such shares of Common Stock are to be issued or sold and (z) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter as an exhibit.  In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.